Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-4 (Reg. No. 333-146131) of our report dated February 23, 2007, relating to the financial statements of GTE Mobilnet of Texas #17 Limited Partnership appearing in the Annual Report on Form 10-K of Consolidated Communications Holdings, Inc. for the year ended December 31, 2006, and to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
October 9, 2007